Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Brandywine Realty Trust
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
1	Equity	Common Shares of Beneficial Interest, par value $0.01 per share	Other	5,000,000	$4.19	$20,950,000.00	0.0001531	$3,207.45
Total Offering Amounts						$20,950,000.00
Total Fee Offsets								$0.00
Net Fee Due								$3,207.45

Offering Note
1 Consists of common shares of beneficial interest, par value $0.01 per share (“Common Shares”) of Brandywine Realty Trust (the “Registrant”) reserved for issuance under the Brandywine Realty Trust 2023 Long-Term Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares of the Registrant that become issuable under the Plan by reason of any future share dividend, share split, recapitalization, or similar event or change that increases the number of the Registrant’s outstanding Common Shares.
Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for the Common Shares as reported on the New York Stock Exchange on May 28, 2025, or $4.19 (rounded up to the nearest cent).